November 17, 2011

President’s Report

FHLBNY Declares a 4.00% Dividend for the Third Quarter of 2011

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) is pleased to announce that, on November 17, 2011, its Board of Directors approved a dividend rate for the third quarter of 2011 of 4.00% (annualized). The FHLBNY’s dividend rate for the second quarter of 2011 was 4.50%. The dollar amount of the third quarter of 2011 dividend will be approximately $47.2 million. The cash dividend will be distributed to member financial institutions on November 18, 2011.

“The Federal Home Loan Bank of New York is an advances bank, and by maintaining our focus on providing our members with liquidity when they need it, we continue to perform well,” said Alfred A. DelliBovi, president and CEO of the FHLBNY. “As a result, we have been able to continue to provide our members with a strong dividend.”

In determining the dividend, FHLBNY earnings for the third quarter were supplemented by the FHLBNY’s unrestricted retained earnings in order to achieve a payout close to that intended by the FHLBNY’s Board and management. Earnings for the quarter were impacted by lower margins on FHLBNY advances and certain investments, as well as unrealized losses on derivatives, hedging activities, and debt held at fair value. After the dividend payment, unrestricted retained earnings as of September 30, 2011 will be approximately $653 million, which exceeds all internal and external requirements. The FHLBNY will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of its stockholders.

Primarily due to the effects of conforming with certain complex accounting rules, please note that the FHLBNY Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The FHLBNY filed its Form 10-Q for the third quarter of 2011 with the U.S. Securities and Exchange Commission on November 10, 2011. The document is available at the “EDGAR” portion of the SEC website at www.sec.gov.

About the Federal Home Loan Bank of New York
The FHLBNY is a Congressionally-chartered wholesale bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY currently serves financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.